                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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     [  ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               Health Grades, Inc.
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

                              HEALTH GRADES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     It is my pleasure to invite you to attend the 2001 Annual Meeting of Stockholders of Health Grades, Inc., to be held at the offices of the Company at 44 Union Boulevard, Suite 600, Lakewood, Colorado, on June 29, 2001 at 8:00 a.m. local time. The meeting will be held for the following purposes:

        1. To elect seven directors for the ensuing year.

        2. To vote upon a proposal to amend the Health Grades, Inc. 1996 Equity Compensation Plan by increasing the number of shares of Health Grades common stock that may be issued under the plan from 7,000,000 to 8,000,000.

        3. To act upon such other matters as may properly come before the meeting.

     Holders of record of our common stock at the close of business on April 30, 2001 are entitled to receive this notice and to vote at the meeting or any adjournment.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

                                           /s/ ALLEN DODGE
                                           -------------------------------------
                                           Allen Dodge
                                           Senior Vice President -- Finance,
                                           Chief Financial Officer and Secretary

May 29, 2001

                              HEALTH GRADES, INC.
                               44 UNION BOULEVARD
                                   SUITE 600
                            LAKEWOOD, COLORADO 80228

                                PROXY STATEMENT

     This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Health Grades, Inc. for the 2001 annual meeting of stockholders. We are first mailing copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed form of proxy on or about May 29, 2001.

     At the annual meeting, holders of our common stock will vote upon the election of seven directors to serve until the 2002 annual meeting of stockholders and upon a proposal to amend the Health Grades, Inc. 1996 Equity Compensation Plan by increasing in the number of shares that may be issued under the plan from 7,000,000 to 8,000,000.

     Our Board of Directors has fixed the close of business on April 30, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment of the annual meeting. Accordingly, you may vote at the annual meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, 21,273,425 shares of common stock were issued and outstanding.

     If you complete and return your proxy card and we receive it at or prior to the annual meeting, your shares will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted for the persons identified in this proxy statement as nominees for election to the Board of Directors and for the proposal to amend the Health Grades, Inc. 1996 Equity Compensation Plan. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our Secretary, executing a later-dated proxy or voting by ballot at the meeting.

     The holders of a majority of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the common stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against and a broker "non-vote" generally is not counted for purposes of approving these matters.

     The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

OWNERSHIP OF OUR COMMON STOCK BY CERTAIN PERSONS

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2001 by (i) each person known to us to own beneficially more than five percent of our common stock (including such person's address), (ii) our executive officers listed under "Executive Compensation -- Summary of Cash and Certain Other Compensation,"
(iii) each director and nominee for election as a director and (iv) all directors and executive officers as a group.

                                                             NUMBER OF SHARES         PERCENT OF
NAME OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED   OUTSTANDING SHARES(1)
------------------------                                    ------------------   ---------------------
Kerry R. Hicks(2).........................................       2,700,866               12.0
Patrick M. Jaeckle(3).....................................       1,826,475                8.2
D. Paul Davis(4)..........................................         324,499                1.5
David G. Hicks(5).........................................         487,702                2.3
Timothy D. O'Hare(6)......................................         469,921                2.2
Parag Saxena(7)...........................................       5,982,350               26.0
Marc S. Sandroff(8).......................................       4,257,900               18.9
Mats Wahlstrom(9).........................................         156,677                  *
Leslie S. Matthews, M.D.(10)..............................         108,450                  *
Peter H. Cheesbrough(11)..................................          86,102                  *
John J. Quattrone.........................................              --                  *
Alan M. Kittner(12).......................................              --                  *
Chancellor V, L.P.(13)....................................       5,982,350               26.0
Essex Woodlands Health Ventures Fund IV, L.P.(14).........       4,257,900               18.9
All directors and executive officers as a group (14
  persons)(15)............................................      17,583,097               63.1

---------------

  *  Less than one percent.

 (1) Applicable percentage of ownership is based on 21,273,425 shares of common stock outstanding on April 30, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of April 30, 2001 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

 (2) Includes 10,000 shares of common stock held by The David G. Hicks Irrevocable Children's Trust, warrants to purchase 350,000 shares and 945,448 shares underlying stock options. Does not include 60,000 shares of common stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership. Mr. Hicks' address is Health Grades, Inc., 44 Union Boulevard, Suite 600, Lakewood, CO, 80228.

 (3) Includes warrants to purchase 175,000 shares and 861,351 shares underlying stock options. Does not include 100,000 shares of common stock held by The Patrick M. Jaeckle Family Irrevocable Children's Trust, for which shares Mr. Jaeckle disclaims beneficial ownership. Mr. Jaeckle's address is 1500
     E. 7th Avenue, Denver, CO 80218.

 (4) Includes warrants to purchase 17,500 shares and 200,000 shares underlying stock options.

 (5) Includes warrants to purchase 17,500 shares and 343,921 shares underlying stock options.

 (6) Includes 469,921 shares underlying stock options.

 (7) Includes 4,215,000 shares and 1,767,350 shares underlying warrants held by Chancellor V, L.P. Mr. Saxena is Chief Executive Officer of INVESCO Private Capital, Inc., the Managing Member of

     IPC Direct Associates V, L.L.C., which is the General Partner of Chancellor V, L.P. Mr. Saxena's address is INVESCO Private Capital, Inc., 1166 Avenue of the Americas, New York, NY 10036.

 (8) Includes 3,000,000 shares and 1,257,900 shares underlying warrants held by Essex Woodlands Health Ventures Fund IV, L.P. (the "Fund"). Mr. Sandroff is a Managing Director of Essex Woodlands Health Ventures Fund IV, L.L.C. , which is the General Partner of the Fund. Mr. Sandroff and the Fund's other two managing directors, James L. Currie and Martin P. Satter, have the power by unanimous consent to buy and sell our common stock and direct the voting of shares of our common stock. Mr. Sandroff's address is Essex Woodlands Health Ventures, 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.

 (9) Includes 56,677 shares underlying stock options.

(10) Includes 66,667 shares underlying stock options.

(11) Includes 65,012 shares underlying stock options.

(12) Does not include shares held by Chancellor V, L.P. Mr. Kittner is a Managing Director of INVESCO Private Capital, Inc., the Managing Member of IPC Direct Associates V, L.L.C., which is the General Partner of Chancellor V, L.P.

(13) Includes warrants to purchase 1,767,350 shares. The address of Chancellor V, L.P. is 1166 Avenue of the Americas, New York, NY 10036. See note 7.

(14) Includes warrants to purchase 1,257,900 shares. The address of Essex Woodlands Health Ventures Fund IV, L.P. is 190 South LaSalle Street, Suite 2800, Chicago, IL 60603. See note 8.

(15) Includes warrants to purchase 3,585,250 shares and 3,008,997 shares underlying stock options.

                             ELECTION OF DIRECTORS

     At the meeting, seven directors will be elected to hold office until the Annual Meeting of Stockholders in 2002 or until their successors have been elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed below. All of the nominees, other than Alan M. Kittner, are currently members of our Board of Directors.

     If, at the time of the meeting, one or more of the nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

     Health Grades, Inc., Kerry Hicks, our President and Chief Executive Officer, Patrick Jaeckle, our former President, David Hicks, our Executive Vice President -- Information Technology, Paul Davis, our former Chief Financial Officer, Peter Fatianow, our Senior Vice President -- Business Development, and Sarah Loughran, our Senior Vice President -- Content, have agreed to take such actions (including in the case of the individuals, voting their shares) as are in their control so that (1) our Board of Directors is comprised of no more than eight members and (2) one designee of each of Chancellor V, L.P. ("Chancellor") and Essex Woodlands Health Ventures Fund IV, L.P ("Essex") is elected to the Board of Directors. See "Certain Transactions." In addition, we have agreed that, at the option of Chancellor and Essex, their respective designees may serve on both the Audit Committee and the Compensation Committee of the Board of Directors. Chancellor previously designated Mr. Saxena and has now designated Mr. Kittner. Essex has designated Mr. Sandroff. Mr. Sandroff serves on the Compensation Committee and Mr. Saxena serves on the Audit Committee. It is currently anticipated that Mr. Kittner will serve on the Audit Committee following the meeting. The agreement remains in effect as to each of the director designees until the later of March 17, 2005 or the date on which the respective designating entity fails to own in the aggregate more than five percent of our issued and outstanding common stock.

     Information concerning the nominees for election as directors is set forth below:

     KERRY R. HICKS, age 41, who is one of our founders, has served as our Chief Executive Officer and as one of our directors since our inception in December 1995. He also has served as our President from our inception until November 1999 and since May 2001. From 1985 to March 1996, Mr. Hicks served as Senior Vice President of LBA Health Care Management.

     PETER H. CHEESBROUGH, age 49, has served as one of our directors since December 1996. Since October 2000, Mr. Cheesbrough has been self-employed as a consultant. From August 1999 through September 2000, Mr. Cheesbrough served as Chief Financial Officer of XCare.net, a company providing electronic commerce architecture and business to business applications solutions for healthcare. From June 1993 to August 1999, Mr. Cheesbrough was the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. From April 1988 to June 1993, he was Echo Bay Mines' Vice President and Controller. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and is also a chartered accountant in Canada.

     ALAN M. KITTNER, age 44, has served as Managing Director of INVESCO Private Capital since May 2001. From 1995 to October 2000, Mr. Kittner served as the President and Chief Executive Officer of OneBody, Inc. (formerly Consensus Health Care, Inc.). Prior to starting Consensus Health, Mr. Kittner was a partner at Montgomery Medical Ventures LP and Montgomery Medical Ventures LP II.

     LESLIE S. MATTHEWS, M.D., age 49, has served as a director of Health Grades since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, and since 1990, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital in Baltimore, Maryland. From July 1982 to October 1994, Dr. Matthews was also engaged in private practice.

     JOHN J. QUATTRONE, age 48, has served as one of our directors since November 2000. Mr. Quattrone is currently Vice President, General Motors North America -- Human Resources. He has held this position since December 1998. From 1995 to December 1998, Mr. Quattrone served as General Director of Human Resources for General Motors Vehicle Sales, Services and Marketing.

     MARC S. SANDROFF, age 43, has served as one of our directors since March 2000. Mr. Sandroff has been a general partner and/or Managing Director of Essex Woodlands Health Venture Funds since 1987. From 1984 to 1987, he was one of nine professionals responsible for managing the venture capital portfolio for Allstate Insurance. Prior to entering the venture capital industry, he was a founder of and had direct operating responsibility for several rehabilitation and long-term care facilities.

     MATS WAHLSTROM, age 46, has served as one of our directors since March 1997. Since May 2000, Mr. Wahlstrom has served as an Executive Vice President for Securitas AB, a multinational corporation engaged in guard services, alarm system design, installation and monitoring and cash-in-transit services. From 1990 until February 2000, Mr. Wahlstrom served in various capacities for Gambro AB and its affiliated companies, which are engaged in the manufacture of equipment for hemodialysis, cardiovascular surgery and blood component analysis and in the provision of health care services. He was President of Gambro Healthcare, Inc. from 1993 until February 2000, Executive Vice President of Gambro AB from 1990 until February 2000 and President of COBE Laboratories, Inc., a subsidiary of Gambro AB engaged in the development and manufacture of hemodialysis products and the operation of dialysis centers from 1991 until February 2000.

     Kerry R. Hicks and David G. Hicks, our Executive Vice
President -- Information Technology, are brothers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during 2000. The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. Each of our directors, with the exception of Mr. Saxena, attended more than 75 percent of each of the meetings of the Board and of all committees on which he served.

     The Audit Committee is authorized to review our audited financial statements prior to filing or distribution and consider the adequacy of our internal controls, to review with the independent auditors the scope of their activities and findings, to review the independence of our independent auditors, to review with management and the independent auditors our quarterly financial statements prior to filing or distribution and to review with the appropriate officers our internal controls. The Audit Committee also recommends the firm of independent auditors for appointment by us. Messrs. Wahlstrom (Chairman), Cheesbrough and Saxena are the current members of the Audit Committee. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Appendix A. The Audit Committee held four meetings during 2000.

     The Compensation Committee is authorized to determine the terms and conditions of the employment of our executive officers and to administer our 1996 Equity Compensation Plan. Messrs. Cheesbrough (Chairman), Sandroff and Quattrone are the current members of the Compensation Committee. The Compensation Committee held six meetings during 2000.

     The Nominating Committee is authorized to consider and recommend to the Board of Directors nominees for election as directors, and to evaluate current directors and their contribution to our strategic direction and management. Mr. Cheesbrough, Dr. Matthews and Mr. Wahlstrom are the current members of the Nominating Committee. The Nominating Committee held no meetings in 2000. The Committee will consider qualified candidates for election as directors suggested by stockholders that are submitted in writing to our Secretary in accordance with procedures set forth in our by-laws.

COMPENSATION OF DIRECTORS

     On June 20, 2000, we granted options to our non-employee directors (other than Messrs. Sandroff and Saxena) to purchase 20,000 shares of common stock. Each of the options has an exercise price of $1.5312 per share (the closing price per share of our common stock at the date of grant) and terminates on June 20, 2010. The options vest in one-third increments on each of the first three anniversaries of the date of grant.

     On November 29, 2000, following his election to our board of directors, we granted an option to Mr. Quattrone to purchase 20,000 shares of our common stock. The option has an exercise price of $.50 per share (the closing price per share of our common stock at the date of grant) and terminates on November 29, 2010.

     Effective January 1, 1999, Messrs. Cheesbrough and Wahlstrom are entitled to receive $20,000 per annum for their services on our board of directors and board committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Sandroff, who serves on our Compensation Committee, is a Managing Director of Essex Woodlands Health Ventures Fund IV, L.P ("Essex"). On March 17, 2000, we sold 3,000,000 shares of our common stock and warrants to purchase 1,050,000 shares to Essex for $6,000,000.

     Effective April 16, 2001, we reached an agreement with Chancellor V, L.P. ("Chancellor") and Essex, regarding a commitment to provide up to $2.0 million of equity financing to us (of which up to $831,600 would be provided by Essex). In consideration for the commitment, we issued to Chancellor and Essex warrants (the "Commitment Warrants") to purchase an aggregate of 500,000 shares of our common stock (of which warrants to purchase 207,900 shares were issued to Essex) at an exercise price per share of $0.26, which was the closing market price per share of our common stock as reported by Nasdaq on April 16, 2001. The Commitment Warrants will expire on April 16, 2007. In addition, in connection with our agreement with Chancellor and Essex, we repriced warrants to purchase an aggregate of 100,000 shares of our common stock (of which warrants to purchase 41,580 shares are held by Essex) that were issued to Chancellor and Essex in March 2000 to the same $0.26 exercise price.

     Under the terms of the agreement with Chancellor and Essex, we were granted the option, which may be exercised solely at our discretion until December 31, 2001, to sell our common stock to Chancellor and Essex at an aggregate purchase price of up to $2.0 million (of which up to $831,600 of common stock may be sold to Essex). If we exercise the option, the price per share will be equal to the lesser of $0.26 and the closing price per share of our common stock on the date that we provide notice to Chancellor and Essex that we intend to exercise the option, but in no event less than $0.15 per share. If we decide to exercise the option, we will also issue warrants to purchase up to an additional 350,000 shares of our common stock (of which a maximum of 145,530 shares would be issued to Essex) at an exercise price per share equal to the price at which we sell our common stock upon our exercise of the option. Those warrants will have a six-year term.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is composed of three members of the Board of Directors who are not current or former employees of Health Grades. The Committee is authorized to determine the terms and conditions of the employment of Health Grades' executive officers, including compensation, and to administer the Health Grades, Inc. 1996 Equity Compensation Plan. In its administration of the Equity Compensation Plan, the Committee has the power to grant and determine the terms and conditions of stock options, other than stock options granted to non-employee directors.

COMPENSATION PHILOSOPHY IN 2000

     Health Grades devoted significant efforts in 2000 toward developing its healthcare information business. The Committee recognized that this is essentially a new business, and that appropriate incentives should be provided to those executive officers whose continued commitment to the Company were deemed important for the growth of the Company. In addition, the Committee sought to reward those executives who were instrumental in furthering Health Grades' transition from a physician practice management company to a healthcare information company. On the other hand, the Committee considered the need to conserve the Company's cash resources in determining discretionary cash compensation to executive officers.

     Executive compensation in 2000 consisted of three components: (1) base salaries, (2) cash bonuses and (3) longer-term incentives through the provision of stock options under the Equity Compensation Plan. The basis for determining executive compensation in 2000 for the executive officers generally, and specifically for Kerry R. Hicks, Health Grades' Chief Executive Officer, is described below.

BASE SALARY

     The base salary of certain of our executives was governed by the terms of employment agreements between each of the executives and Health Grades. All of these employment agreements were entered into prior to 2000. Certain of our executives, not including Mr. Hicks, received salaries above the levels set forth in their employment agreements because the executives assumed increased responsibilities subsequent to the execution of the employment agreements. Mr. Hicks' base salary was paid in accordance with the terms of his employment agreement. In addition, one newly-hired executive officer received compensation in accordance with terms he negotiated prior to commencement of his employment. Two other persons who became executives in 2000 continued to be paid at the salary level in effect at the time they became executives.

BONUS

     Prior to 2000, cash bonuses were awarded to executive officers only in 1996. In August 2000, the Committee paid bonuses in recognition of the efforts of executive officers in effecting the transition from a physician practice management business to a healthcare information business. This was a lengthy process that began in 1998 and culminated with the Company's acquisition, in February 2000, of remaining minority interests in the entity that conducted the internet healthcare business that eventually evolved into the Company's current internet healthcare business. The Committee believed special recognition of the efforts of executives was appropriate, particularly since no bonuses were otherwise paid in respect of 1998 and 1999. No specific criteria was utilized in determining the bonuses; however, the Committee took into account the recommendations of the Chief Executive Officer as well as its own perspective on the efforts of the individual executives. The Committee noted particularly the commitment of most of the executives to helping the Company persevere through a very difficult period. In the case of Mr. Hicks, the Committee recognized his extraordinary efforts in difficult negotiations with physician practices and some minority stockholders of the entity that conducted the internet healthcare business. In respect of services rendered by the executives in 2000, the Committee felt that it was appropriate to provide bonuses in recognition of the contribution made by the executives in facilitating the development of the Company's healthcare information business. The Committee gave substantial weight to the recommendations of the Chief Executive Officer regarding the relative contributions of the executives other than Mr. Hicks, although the Committee determined to modify the relative bonuses in some instances and limit the overall amount of bonuses in light of the Company's cash position. In the case of Mr. Hicks, the Committee considered his oversight of the transition to the healthcare information business, the formation of an appropriate infrastructure and establishment of a sales and marketing effort.

STOCK OPTIONS

     The Committee generally believes that equity compensation, in the form of stock options, should be a significant component of each executive officer's compensation. Stock options are designed to provide incentives for the enhancement of stockholder value since the full benefit of stock option grants is not realized unless there has been appreciation in share values over several years. Moreover, in considering stock option grants for 2000, the Committee noted that cash incentives had been limited. The Committee also recognized that, while the executives already held stock options, the exercise price of most of the options was above the market price of the Company's common stock. Therefore, these options may not have fulfilled their purpose, namely, to provide a meaningful incentive to further the development of Health Grades' business. As a result, the Committee determined to make stock option grants in 2000 to encourage the executives to continue their employment with the Company and to devote the substantial time and effort necessary to develop the healthcare information business. However, in light of previous grants, the Committee determined to grant options covering a substantially lower number of shares than in previous years. The determination of the number of shares underlying stock options granted to executive officers was not based on any specific criteria. However, at the time of the grants, the Committee considered the number of shares available for grant and the nature of the responsibilities of the executive officers. With regard to Mr. Hicks, the Committee recognized his central role in completing the transition from a physician practice management company to a healthcare information company and in securing equity financing for Health Grades and his leadership in building a new business.

     Certain provisions of the Internal Revenue Code provide that a publicly held corporation may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1 million for the executive officer. It is not expected that these provisions will adversely affect Health Grades based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain below the $1 million limitation for the foreseeable future. In addition, the Equity Compensation Plan is designed to preserve the deductibility of income realized upon the exercise of stock options under the plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.

     This report is provided by the members of the Compensation Committee during 2000. Mr. Quattrone was appointed to the Compensation Committee in February 2001.

Peter H. Cheesbrough
Marc S. Sandroff

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors (see Appendix A). The Audit Committee recommends to the Board of Directors the selection of the Company's independent accountants.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Mats Wahlstrom
Peter Cheesbrough
Parag Saxena

                             AUDIT AND RELATED FEES

     The Audit Committee also considered whether the provision of services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP's independence.

     Fees for all services provided by Ernst & Young LLP for 2000 were as follows:

AUDIT FEES

     The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the reviews of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q for the year ended December 31, 2000 were $104,615.

ALL OTHER FEES

     The aggregate fees billed for all other services rendered by Ernst & Young LLP during fiscal year 2000, other than the services referred to above under the caption "Audit Fees," were $37,585, and such other fees were primarily related to assistance to us in our preparation of a registration statement filed with the Securities and Exchange Commission in June 2000 and the audit of the financial statements of our Retirement Savings Plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain information concerning the compensation we paid to our Chief Executive Officer and the four other most highly paid executive officers during 2000. We refer to these persons in this proxy statement as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                              ANNUAL COMPENSATION    SECURITIES
                                              -------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR    SALARY    BONUS(2)     OPTIONS      COMPENSATION(1)
---------------------------            ----   --------   --------   ------------   ---------------
Kerry R. Hicks.......................  2000   $259,118   $195,000     260,000          $4,800
  Chief Executive Officer              1999   $253,606         --     475,000          $7,137
                                       1998   $248,923         --     500,000          $4,197
Patrick M. Jaeckle(3)................  2000   $259,118   $125,482     140,000          $4,800
  President                            1999   $253,606         --     475,000          $4,800
                                       1998   $250,400         --     500,000              --
D. Paul Davis(4).....................  2000   $177,828   $ 88,282     100,000          $4,800
  Executive Vice President -- Finance  1999   $174,391         --     200,000          $6,392
                                       1998   $166,442         --     305,310          $6,402
David G. Hicks.......................  2000   $175,419   $ 78,287     100,000          $4,800
  Executive Vice President --          1999   $162,377         --     200,000          $6,070
  Information Technology               1998   $139,615         --      183,65          $5,584
Timothy D. O'Hare....................  2000   $149,252   $ 37,984     100,000          $4,800
  Senior Vice President --             1999   $146,077         --     200,000          $5,728
  Providerweb.net                      1998   $143,402         --     183,659          $5,736

---------------

(1) Includes amounts that we contributed for the account of the executive officers under our Retirement Savings Plan.

(2) As described under "Report of the Compensation Committee," a portion of the bonuses listed was intended to recognize the efforts of the executive officers in effecting the transition of our business from physician practice management to health care information during the period from 1998 through early 2000.

(3) Mr. Jaeckle resigned effective March 29, 2001. He will continue to provide services to us as a consultant through September 2001. See "Certain Transactions" for more information.

(4) Mr. Davis resigned effective April 30, 2001.

STOCK OPTIONS

     The following table sets forth information regarding stock options granted during 2000 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 NUMBER OF     PERCENT OF
                                 SECURITIES   TOTAL OPTIONS
                                 UNDERLYING    GRANTED TO     EXERCISE
                                  OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION      GRANT DATE
NAME                             GRANTED(1)    FISCAL YEAR      SHARE        DATE      PRESENT VALUE(2)
----                             ----------   -------------   ---------   ----------   ----------------
Kerry R. Hicks.................   260,000         11.9%        $0.6250    11/20/2010       $132,600
Patrick M. Jaeckle.............   140,000         6.03%        $0.6250    11/20/2010       $ 71,400
D. Paul Davis..................   100,000         4.31%        $0.6250    11/20/2010       $ 51,000
David G. Hicks.................   100,000         4.31%        $0.6250    11/20/2010       $ 51,000
Timothy D. O'Hare..............   100,000         4.31%        $0.6250    11/20/2010       $ 51,000

---------------

(1) On November 20, 2000, we granted options to a number of our employees, including our executive officers. The options each have an exercise price of $0.625, which was the closing price per share of our common stock on the date of grant. The options vest in one-third increments on each of the first through third anniversaries of the date of grant and terminate ten years from the date of grant.

(2) These amounts represent the estimated fair value of stock options, measured at the date of grant, using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 1.46; an expected term to exercise of 3 years; risk-free interest rate over the life of the option of 5.06%; and an expected dividend yield of zero. The actual value, if any, an option holder may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an option holder will be at or near the value estimated above. These amounts should not be used to predict stock performance.

     The following table sets forth certain information regarding stock options held as of December 31, 2000 by the named executive officers. The named executive officers did not exercise any stock options in 2000.

                         FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                   AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Kerry R. Hicks................................    861,351        506,806             --             --
Patrick M. Jaeckle............................    861,351        386,806             --             --
D. Paul Davis.................................    363,621        293,270             --             --
David G. Hicks................................    319,701        210,220             --             --
Timothy D. O'Hare.............................    445,701        204,220             --             --

---------------

(1) Based on $0.344, the closing price of our common stock as reported on the Nasdaq Small Cap Market on December 31, 2000.

EMPLOYMENT AGREEMENTS

     Mr. Kerry Hicks is employed by us under an employment agreement dated as of April 1, 1996. The agreement has an initial term of five years and is renewable automatically for one-year periods unless terminated by either of the parties. The agreement provides for Mr. Hicks to receive an annual salary at a rate of $187,500 for 1996, $215,000 for 1997 and $250,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreement provides for annual incentive compensation equal to up to 100% of Mr. Hicks' base salary based upon performance targets established by the Board of Directors.

     Mr. David Hicks and Mr. O'Hare are employed by us under employment agreements dated as of March 1, 1996 and August 12, 1996, respectively. Each agreement has an initial term of five years and is renewable automatically for one-year periods unless terminated by either of the parties. The agreements provide for Messrs. David Hicks and O'Hare to receive an annual base salary of $108,000 for 1996, $125,000 for 1997 and $144,000 for 1998, with cost of living increases for the years following the third year. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 75% of his base salary based upon performance targets established by the Board of Directors. In connection with Mr. David Hicks' appointment as Senior Vice President in 1999, his base salary was increased to $172,500.

     Messrs. Jaeckle and Davis were also employed by us under employment agreements. Effective March 29, 2001, Mr. Jaeckle resigned and entered into an agreement under which, among other things, he will provide consulting services to us through September 2001. A discussion of Mr. Jaeckle's agreement is included in "Certain Transactions." Mr. Davis resigned effective April 30, 2001.

     Under each of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of the Company, we will pay the officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control, we will pay the officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control, he is entitled to receive a lump sum payment upon his termination equal to 300% of his base salary, plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality and non-competition covenants.

     The initial terms of employment of Peter J. Stahl, III are set forth in a term sheet between Mr. Stahl and the Company. The term sheet provides for Mr. Stahl to receive an annual salary at a rate of $250,000 per year. In addition, the term sheet provides for annual incentive compensation equal to up to 100% of Mr. Stahl's base salary based upon performance targets that are mutually agreed upon and that are approved by the Compensation Committee of the Board of Directors. In accordance with the term sheet, Mr. Stahl received a grant of options to purchase 400,000 shares of our common stock. Mr. Stahl was granted those options effective September 14, 2000, the date he commenced his employment with us.

                              CERTAIN TRANSACTIONS

     In December 1999, Kerry Hicks, our Chief Executive Officer, Patrick Jaeckle, our former President, Paul Davis, our former Executive Vice President -- Finance and Chief Financial Officer and David Hicks, our Executive Vice President -- Information Technology, made loans to us in the principal amounts of $2 million, $1 million, $100,000 and $100,000, respectively. Mr. Kerry Hicks and Mr. Jaeckle also jointly loaned us an additional $350,000. We used the proceeds of those loans to purchase shares of HG.com (HG.com owned certain assets that we ultimately developed into our healthgrades.com website) that were held by the members of Venture5, LLC other than Sarah Loughran (now our Senior Vice President -- Content). We issued notes (the "Officer Notes") to those officers in connection with those loans. The notes bore interest at 10.5% per annum and were payable on December 31, 2000.

     In February 2000, through a series of transactions, we acquired the remaining minority interests in HG.com from Peter A. Fatianow and Sarah Loughran, each of whom owned five percent of the outstanding stock of HG.com. We issued 400,000 shares to each of Mr. Fatianow and Ms. Loughran in exchange for their minority interests. In March 2000, Mr. Fatianow became our Senior Vice President -- Business Development and Ms. Loughran became our Senior Vice President -- Content.

     On March 17, 2000, we closed a private placement of our securities. In connection with the offering, we sold 4,215,000 shares of our common stock and warrants to purchase 1,475,250 shares of our common stock to Chancellor for $8,430,000. Parag Saxena, one of our directors, is an affiliate of Chancellor. We also sold

3,000,000 shares of our common stock and warrants to purchase 1,050,000 shares to Essex for $6,000,000. Marc Sandroff, one of our directors, is an affiliate of Essex. In addition, the holders of $3,200,000 principal amount Officer Notes surrendered their notes in exchange for our common stock and warrants as follows:

                                           PRINCIPAL AMOUNT   NUMBER OF    NUMBER OF SHARES
                                               OF NOTE         SHARES     UNDERLYING WARRANTS
NAME                                         SURRENDERED       ISSUED           ISSUED
----                                       ----------------   ---------   -------------------
Kerry R. Hicks...........................     $2,000,000      1,000,000         350,000
Patrick M. Jaeckle.......................      1,000,000        500,000         175,000
D. Paul Davis............................        100,000         50,000          17,500
David G. Hicks...........................        100,000         50,000          17,500

     The warrants issued in the transaction each have an exercise price of $4.00 per share and have a term of five years.

     Effective April 16, 2001, we reached an agreement with Chancellor and Essex regarding a commitment to provide up to $2.0 million of equity financing to us. In consideration for the commitment, we issued to Chancellor and Essex warrants (the "Commitment Warrants") to purchase an aggregate of 500,000 shares of our common stock at an exercise price per share of $0.26, which was the closing market price per share of our common stock as reported by Nasdaq on April 16, 2001. The Commitment Warrants will expire on April 16, 2007. In addition, in connection with our agreement with Chancellor and Essex, we repriced warrants to purchase an aggregate of 100,000 shares of our common stock that were issued to Chancellor and Essex in March 2000 to the same $0.26 exercise price.

     Under the terms of the agreement with Chancellor and Essex, we were granted the option, which may be exercised solely at our discretion until December 31, 2001, to sell our common stock to the Chancellor and Essex at an aggregate purchase price of up to $2.0 million. If we exercise the option, the price per share will be equal to the lesser of $0.26 and the closing price per share of our common stock as reported by Nasdaq on the date that we provide notice to Chancellor and Essex that we intend to exercise the option, but in no event less than $0.15 per share. If we decide to exercise the option, we will also issue warrants to purchase up to an additional 350,000 shares of our common stock at an exercise price per share equal to the price at which we sell our common stock upon our exercise of the option. Those warrants will have a six-year term.

     Effective March 29, 2001, Mr. Jaeckle resigned his employment with us. In connection with his resignation, we entered into a severance agreement with Mr. Jaeckle. Under the agreement, Mr. Jaeckle agreed to serve as a consultant to us through September 30, 2001 and to surrender 250,000 shares of Health Grades common stock to us. We agreed to make payments to Mr. Jaeckle totaling approximately $435,000 in consideration of his consulting services, the surrender of his shares and other commitments, including certain confidentiality commitments. We also extended the termination date of options to purchase 861,351 shares of our common stock held by Mr. Jaeckle until September 30, 2003 and agreed to pay Mr. Jaeckle an additional fee of approximately $90,000 if he provides to the Company a bona fide written offer of an entity to provide equity financing or enter into a business combination transaction with us on terms specified in the agreement.

     Effective April 30, 2001, Mr. Davis resigned his employment with us. In connection with his resignation, we extended the termination date of certain options to purchase 200,000 shares of our common stock held by Mr. Davis from ninety days from the date of Mr. Davis' resignation to two years from the date of his resignation.

                       PROPOSAL TO AMEND THE 1996 EQUITY
                               COMPENSATION PLAN

     Our 1996 Equity Compensation Plan (the "Plan") provides for grants of stock options to our employees and employees of our subsidiaries, certain consultants and advisers, and non-employee members of our Board of Directors ("non-employee directors"). Shares of our common stock, par value $.001 per share ("Shares"), may be issued upon exercise of stock options issued under the Plan. The Plan was designed to serve as an incentive to participants to contribute materially to our growth, thereby benefiting our stockholders and aligning the economic interests of the participants with those of our stockholders.

     At the meeting, we will present a proposal to our stockholders to amend the Plan by increasing the number of Shares reserved for issuance under the Plan from 7,000,000 to 8,000,000. Our Board of Directors believes that the grant of options is an important component of our compensation and has been instrumental in the motivation of our management and other key employees. In addition, as Health Grades continues to grow and the number of employees increase, we will need to grant additional options as incentive compensation.

     As of April 30, 2001, options to purchase 1,190,903 shares of our common stock remain available for grant under the Plan.

     The key provisions of the Plan are as follows:

     General. If the proposal is approved, the Plan will authorize up to 8,000,000 Shares for issuance, subject to adjustment in certain circumstances discussed below. If and to the extent stock options that have been granted under the Plan terminate, expire or are canceled without being exercised, the Shares subject to those stock options will again be available for grant under the Plan. No individual may receive grants of stock options for more than an aggregate of 500,000 Shares in any calendar year during the term of the Plan.

     Administration of the Plan. The Board of Directors or a committee of not less than two persons appointed by the Board of Directors from among its members (the "Committee") administers and interprets the Plan. The Compensation Committee of the Board of Directors currently serves as the Committee. However, with respect to the grant of stock options to non-employee directors and other members of the Committee, the Board of Directors exercises the authority of the Committee. The Committee has the authority to determine (i) persons to whom stock options may be granted under the Plan, (ii) the type, number of underlying Shares and other terms of each stock option, (iii) the time when the grants of stock options will be made and (iv) any other matters arising under the Plan. In addition, a Non-Officer Grant Committee of the Board of Directors may grant options to employees who are not our officers, subject to limitations described below. Kerry Hicks, our Chief Executive Officer, currently serves on the Non-Officer Grant Committee.

     The Committee has full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion.

     Grants and Awards. All grants of stock options are subject to the terms and conditions set forth in the Plan and to other terms and conditions consistent with the Plan that are specified in writing by the Committee in a grant instrument given to the individual receiving the grant. The Committee must approve the form and provisions of each grant instrument. Grants of options under the Plan need not be uniform as among other recipients of the same type of grant.

     Eligibility for Participation. Subject to the terms of the Plan, the Committee is responsible for designating our employees and consultants and advisors and those of any of our subsidiaries who may participate in the Plan. As of April 30, 2001, 49 employees were eligible for grants of stock options under the Plan. The Committee is authorized to select the persons to receive grants of stock options (the "grantees") from among those eligible and to determine the number of Shares that are subject to each grant of a stock option. To be eligible, consultants and advisors must render bona fide services and such services must not be in connection with an offer or sale of securities in a capital raising transaction.

     Grant of Stock Options. The Committee may grant stock options intended to qualify as incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs"). Only employees may receive ISOs.

     The Committee fixes the option price per Share at the date of grant of the stock option. The option price of any ISO granted under the Plan may not be less than the fair market value of the underlying Shares on the date of grant, and the option price of any NQSO may be equal to, less than or greater than the fair market value of the underlying Shares on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the option price per Share of an ISO must be at least 110% of the fair market value of a Share on the date of grant. To the extent that the aggregate fair market value of Shares, determined as of the date of the grant, with respect to which any ISOs granted under the Plan and any other plan to a grantee initially become exercisable during any calendar year exceeds $100,000, the ISOs, to the extent of that excess, must be treated as NQSOs. On April 30, 2001 the fair market value of our common stock, determined in accordance with the Plan, was $0.25.

     Term of Stock Option. The term of each stock option is determined by the Committee but may not exceed ten years from the date of grant, or five years from the date of grant if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock. Stock options are subject to earlier termination as described below under "Termination of Stock Options as a Result of Termination of Employment or Service, Disability or Death." The Committee also determines the vesting period for stock options, if any, and specifies the vesting schedule in the grant instrument. The Committee, in its sole discretion, may accelerate the exercisability of any stock option.

     Grants by Non-Employee Grant Committee. The Non-Employee Grant Committee may grant options (not to exceed 25,000 Shares underlying the grant of such options to a single employee in a calendar year or 100,000 Shares underlying all such options in any calendar quarter) to new employee hires and to employees promoted to non-officer positions. Such options may vest over no less than three years, must have an exercise price per Share at least equal to the fair market value of a Share on the date of grant and may not have a term exceeding ten years. Such options will be ISOs to the extent permissible under the Code.

     Payment for Shares Underlying Stock Option. A grantee may exercise a stock option by delivering to us a notice of exercise and payment of the option price. The grantee may pay the option price in cash or by check or wire transfer in immediately available funds, or by delivering Shares that the grantee already owns (subject to such restrictions as the Committee deems appropriate). The Committee has the option to designate additional methods of payment, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. At the time of exercise, the grantee must pay the option price and the amount of any federal, state or local withholding tax due in connection with such stock option exercise.

     Termination of Stock Options as a Result of Termination of Employment or Service, Disability or Death. If a grantee ceases to serve as an employee, director, consultant or advisor to Health Grades or its subsidiary for any reason other than disability, death or "termination for cause" (as defined in the Plan) that person's stock option will terminate 90 days following the date on which he or she ceases to serve. If the person's service ceases due to the person becoming disabled within the meaning of Section 22(e)(3) of the Code, his or her stock option will terminate one year following the date on which he or she ceases to serve. In the event of the death of a grantee while providing service or within three months after he or she ceases to serve, the grantee's personal representative may exercise the stock option until one year from the date of death. However, in each case described above, the Committee may specify a different termination date, but the new termination date cannot be later than expiration of the initial term of the stock option. If a grantee's service ceases due to "termination for cause" as defined in the Plan, the grantee's stock options will terminate immediately.

     Restrictions on Transferability of Stock Options. Subject to the exceptions set forth below, no stock option granted under the Plan may be transferred, except by will or the laws of descent and distribution. However,
(i) if permitted in any specific case by the Committee in its sole discretion, an NQSO may be transferred pursuant to a "qualified domestic relations order," within the meaning of the Code or of Title I of the Employee Retirement Income Security Act of 1974 and (ii) the Committee may provide in a grant instrument that a grantee may transfer stock options to his or her family members or other persons or entities according to terms that the Committee determines.

     Amendment or Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time. Nevertheless, the Board of Directors may not amend the Plan without stockholder approval if stockholder approval is required by Section 162(m) of the Code and the Plan is subject to Section 162(m). The Plan will terminate on October 14, 2006 unless it is terminated earlier by the Board of Directors or it is extended by the Board of Directors with approval of the stockholders. The termination of the Plan will not affect the power and authority of the Committee over outstanding stock options.

     Amendment and Termination of Outstanding Stock Options. A termination or amendment of the Plan that occurs after a grant is made will not result in the termination or amendment of the stock option unless the grantee consents, but the Committee may revoke any stock option that contains terms contrary to applicable law, or modify any grant to bring it into compliance with any valid and mandatory government regulation. Stock options may also be modified, replaced or exchanged under the "Change of Control" provisions described below.

     Adjustment Provisions. If there is any change in the number or kind of Shares outstanding due to a stock dividend, spin off, recapitalization, stock split, or combination or exchange of shares, or merger, reorganization or consolidation, reclassification or change in the par value or similar event, or if the value of our outstanding Shares are substantially reduced as a result of a spin-off or our payment of an extraordinary dividend or distribution, the number of Shares available for stock options, the maximum number of Shares for which any individual participating in the Plan may receive stock options in any year, the kind of shares issued under the Plan and the number of shares and option price per share subject to outstanding stock options will be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in kind or value of, issued shares of our stock.

     Change of Control Provisions. In the event of a "Change of Control," all outstanding stock options will automatically become immediately exercisable, unless the Committee determines otherwise. In addition, subject to certain exceptions, upon a Change of Control where Health Grades is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding stock options that are not exercised will be assumed by, or replaced with comparable options by, the surviving corporation, unless the Committee determines otherwise.

     In the event of a Change of Control, the Committee may require that grantees surrender their outstanding stock options in exchange for a payment (in cash or Shares as determined by the Committee) equal to the amount by which the then fair market value of the Shares subject to the grantee's outstanding options exceeds the option price.

     The Plan limits the discretion of the Committee if its membership changes following a Change of Control or if actions of the Committee could have certain adverse accounting or tax effects.

     Under the Plan, a "Change of Control" will be deemed to have occurred upon the earliest to occur of the following events:

     - any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes a beneficial owner of securities representing 35% or more of the voting power of our then outstanding securities, except where the acquisition is approved by the Board;

     - our stockholders approve (or, if stockholder approval is not required, the Board approves) an agreement providing for:

      - our merger or consolidation with another corporation, subject to certain exceptions;

      - a sale or other disposition of all or substantially all of our assets;
        or

      - our liquidation or dissolution;

     - any person has commenced a tender offer or exchange offer for 35% or more of the voting power of our then outstanding Shares; or

     - a majority of the members of the Board of Directors elected have been members of the Board of Directors for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of the two year period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of the two year period.

     Section 162(m). Under Section 162(m) of the Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan is intended to allow grants of options thereunder to meet the requirements of "performance-based compensation."

     Option grants, net of cancellations, to purchase Shares have been made under the Plan from inception of the Plan through April 30, 2001, as follows:
Kerry R. Hicks, 1,368,157 Shares; Patrick M. Jaeckle, 861,351 Shares; D. Paul Davis, 200,000 Shares; David G. Hicks 529,921 Shares; Timothy D. O'Hare, 649,921 Shares; current executive officers as a group, 4,209,350 shares; non-employee directors as a group, 248,355 Shares; and all other employees as a group, 975,431 Shares.

     The following table sets forth information regarding the grant of options to individuals and groups referred to below that are subject to stockholder approval of the proposed amendment to the Plan.

                               NEW PLAN BENEFITS

               HEALTH GRADES, INC. 1996 EQUITY COMPENSATION PLAN

                                                       NUMBER OF SHARES
NAME AND POSITION                                     UNDERLYING OPTIONS
-----------------                                     ------------------
Kerry R. Hicks......................................        61,719
  Chief Executive Officer
David G. Hicks......................................        24,940
  Executive Vice President -- Information Technology
Timothy D. O'Hare...................................         7,039
  Senior Vice President -- Providerweb.net
Executive Group.....................................       134,295
Non-Executive Director Group........................            --
Non-Executive Officer Employee Group................            --

     Federal Tax Consequences. There are no federal income tax consequences to a grantee or to Health Grades upon the grant of an NQSO under the Plan. Upon the exercise of an NQSO, a grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Shares underlying the NQSO at the time of exercise over the option price of the NQSO, and we generally will be entitled to a corresponding federal income tax deduction in that amount. Upon the sale of Shares acquired by the exercise of an NQSO, a grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the Shares were held) in an amount equal to the difference between the amount realized upon the sale and the grantee's adjusted tax basis in the Shares (the option price plus the amount of ordinary income recognized by the grantee at the time of exercise of the NQSO).

     A grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, the amount by which the fair market value of the Shares acquired upon exercise exceeds the option price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A grantee who disposes of the Shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such Shares were transferred to him or her will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price (or the grantee's other tax basis in the Shares), and we will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a grantee disposes of the Shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such Shares on the date of exercise and the option price, and we will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the grantee held his or her Shares prior to the disposition.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO AMEND THE PLAN

                               PERFORMANCE GRAPH

     The graph below compares the percentage change in total stockholder return for our common stock with the CRSP Index for the Nasdaq Stock Market (US companies) ("Nasdaq Stock Market (US)") and the CRSP index for Nasdaq Health Services Stocks ("Nasdaq Health Services Index").

     This graph assumes the investment of $100 in Company common stock, the Nasdaq Stock Market (US) and the Nasdaq Health Services Index on February 7, 1997, when our common stock was first traded on Nasdaq, and covers the period from February 7, 1997 through December 31, 2000. Dividend reinvestment has been assumed.

                                    (GRAPH)

                       FEBRUARY 7, 1997   DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
                       ----------------   -----------------   -----------------   -----------------   -----------------
Health Grades,
  Inc. ..............      $100.00             $168.99             $ 15.50             $ 31.01             $  4.27
Nasdaq Stock Market
  (US)...............      $100.00             $116.48             $163.74             $296.05             $183.27
Nasdaq Health
  Services Index.....      $100.00             $101.89             $ 87.37             $ 71.35             $ 95.92

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to serve as our independent auditors for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the Securities and Exchange Commission. We believe that all filings required to be made during 2000 were made on a timely basis, except that Peter Stahl and John Quattrone each filed their initial ownership report after the applicable due date. We attribute the late filing to errors in our internal procedures that have been rectified.

                           ADVANCE NOTICE PROCEDURES

     In accordance with our by-laws, notice relating to nominations for director or proposed business to be considered at the 2002 annual meeting of stockholders must be given no earlier than March 31, 2002 nor later than April 30, 2002. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement, nor do they apply to questions a stockholder may wish to ask at the meeting. Stockholders may request a copy of the by-law provisions discussed above from the Secretary, Health Grades, Inc., 44 Union Boulevard, Suite 600, Lakewood, Colorado 80228.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible stockholder desires to have presented at the 2002 annual meeting of stockholders concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting will be included in our proxy statement and related proxy card if we receive it no later than January 23, 2002.

                            SOLICITATION OF PROXIES

     We will pay the cost of solicitation of proxies for the annual meeting. In addition to the mailing of the proxy material, such solicitation may be made, without extra compensation, in person or by telephone or telecopy by our directors, officers or regular employees.

                           ANNUAL REPORT ON FORM 10-K

     We will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of the our Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission for our most recent fiscal year. Such written request should be directed to Allen Dodge at the address of Health Grades appearing on the first page of this proxy statement.

     The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                            /s/ ALLEN DODGE
                                            ------------------------------------
                                            Allen Dodge
                                            Senior Vice President -- Finance,
                                            Chief Financial Officer and
                                            Secretary

May 29, 2001

                                                                      APPENDIX A

                              HEALTH GRADES, INC.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Review financial information to be provided to stockholders and others.

     - Monitor the integrity of the Company's financial reporting processing and systems of internal controls.

     - Monitor the independence and performance of the Company's independent auditors.

     - Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee may retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall be comprised of at least three directors, each of whom shall be independent, as determined by the Board of Directors and in accordance with the applicable provisions of the Marketplace Rules of the National Association of Securities Dealers, Inc. applicable to the Nasdaq Stock Market. Audit Committee members also shall satisfy the qualification requirements of the Nasdaq Stock Market for audit committee membership.

     The Board of Directors shall appoint the members of the Audit Committee. If the Chairman of the Audit Committee is not designated or present, the members of the Committee may designate a Chairman by majority vote of the Committee membership.

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Chairman of the Audit Committee shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately in executive session at least annually with management, the independent auditors and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee should communicate with management and the independent auditors quarterly to review the Company's interim financial statements and any significant findings based upon the auditors' review procedures before the Company's Quarterly Report on Form 10-Q is filed with the Securities and Exchange Commission.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  Review Procedures

     In fulfilling its responsibilities, the Audit Committee is expected to perform the following procedures:

          1. Review and reassess the Charter of the Audit Committee at least annually and recommend to the Board of Directors, as appropriate, amendments to the Charter.

          2. Review the Company's annual audited financial statements prior to filing or distribution. In conducting its review, the Audit Committee should discuss the following matters with management and the independent auditors:

             a. The independent auditors' audit of the financial statements and its report thereon.

             b. Any significant changes required in the independent auditors' audit plan.

             c. Any significant difficulties encountered during the course of the audit (including any restriction on the scope of work or access to required information).

             d. Any significant disagreement among management and the independent auditors in connection with preparation of the financial statements.

             e. Other matters related to the conduct of the audit which are communicated to the Audit Committee under generally accepted auditing standards.

          3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

          4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61 (see Item 11). The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

          5. Meet with the independent auditors and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

  Duties Relating to the Independent Auditors

     The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the stockholders. Accordingly, the Audit Committee is expected to perform the following activities with, or as they relate to, the independent auditors:

          6. Review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

          7. Approve the fees and other significant compensation to be paid to the independent auditors.

          8. Review and approve requests for significant management consulting engagements to be performed by the independent auditors' firm and be advised of any other significant study undertaken at the request of management that is beyond the scope of the audit engagement letter.

          9. On an annual basis, the Committee should review, and discuss with the independent auditors, all significant relationships the independent auditors have with the Company that could impair the auditors' independence. This review should include, without limitation, the following:

             a. Receiving a formal written statement from the independent auditor delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1.

             b. Actively engaging in a dialog with the independent auditor with respect to any disclosed relationships or services that may have an impact on the objectivity and independence of the independent auditor.

          10. Review the independent auditors audit plan. This review should include a discussion of scope, staffing, reliance upon management and general audit approach.

          11. Prior to releasing the year-end earnings, discuss, out of the presence of management, the results of the audit with the independent auditors. The discussion should include the matters set forth in item 2, as well as the following:

             a. The adequacy of the Company's internal controls, including computerized information system controls and security.

             b. Any related significant findings and recommendations of the independent auditor together with management's responses to them.

             c. The independent auditor's judgment about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting. Without limiting the foregoing, the Audit Committee is expected to inquire as to the independent auditors' views about whether management's choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices.

  Other Audit Committee Responsibilities

          12. Recommend to the Board of Directors whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

          13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's proxy statement relating to the annual meeting of stockholders.

          14. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

          15. Maintain minutes of meetings and periodically report to the Board of Directors on its activities.

          16. Periodically perform self-assessment of audit committee performance.

          17. Annually review policies and procedures as well as audit results associated with directors' and officers expense accounts and perquisites. Annually review a summary of directors' and officers' related party transactions and potential conflicts of interest.

          18. Discuss and address with the independent auditors any significant issues relative to overall board responsibility that, in the judgment of the independent auditors, have been communicated to management but have not been adequately resolved.

                                                                       EXHIBIT A

                               HEALTH GRADES, INC.
                          1996 EQUITY COMPENSATION PLAN


         The purpose of the Health Grades, Inc. 1996 Equity Compensation Plan (the "Plan") is to provide (i) designated employees (including employees who are also officers or directors) of Health Grades, Inc. (the "Company") and its subsidiaries, (ii) certain consultants and advisors to the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options and nonqualified stock options ("Options"). The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

         1.       Administration

                  (a) The Plan may be administered by the Board or by a committee (the "Committee") or two or more directors appointed by the Board. Notwithstanding the foregoing, the Board of Directors shall exercise the powers of the Committee with respect to the grant of options to members of the Board who are not employees of the Company or its subsidiaries or who are members of the Committee ("Non-Employee Directors"). With respect to employees who are not officers of the Company, the Board of Directors may delegate certain Committee powers to a Non-Officer Grant Committee pursuant to the provisions of Section 18 hereof. If no administrative committee is appointed, all references in the Plan to the "Committee" shall be deemed to refer to the Board.

                  (b) The Committee shall have the sole authority to (i) determine the individuals to whom Options shall be granted under the Plan, (ii) determine the type, size and terms of the Options to be granted to each such individual, (iii) determine the time when the Options will be granted and the duration of any applicable exercise period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

                  (c) The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

         2.       Options

                  Options granted under the Plan may be incentive stock options ("Incentive Stock Options") or nonqualified stock options ("Nonqualified Stock Options") as described in Section 5. All Options shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument.

         3.       Shares Subject to the Plan

                  (a) Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued under the Plan is 8,000,000 shares. If the Company Stock becomes publicly traded as a result of a public offering under the Securities Act of 1933, as amended, the maximum aggregate number of shares of Company Stock that shall be subject to Options granted under the Plan to any individual during any calendar year shall be 500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares subject to such Options shall again be available for purposes of the Plan.

                  (b) If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spin off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Options, the maximum number of shares of Company Stock for which any individual participating in the Plan may receive Options in any year, the number of shares covered by outstanding Options, the kind of shares issued under the Plan, and the price per share of such Options shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Options; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

         4.       Eligibility for Participation

                  (a) All employees of the Company and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, and Non-Employee Directors shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company or any of its subsidiaries ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. The term "Key Advisors" shall include personnel of medical practices that have entered into and remain subject to management agreements with the Company or any subsidiary, and the provision of services to those practices shall be considered the performance of services with respect to the Company for purposes of the Plan.

                  (b) The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Options and shall determine the number of shares of Company Stock subject to a particular grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Options under this Plan shall hereinafter be referred to as "Grantees".

         5.       Granting of Options

                  (a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each grant of Options to Employees, Non-Employee Directors and Key Advisors.

                  (b) Type of Option and Price.

                           (i) The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or Nonqualified Stock Options that are not intended so to qualify, or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

                           (ii) The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of such Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair

                                    Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

                           (iii) If Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

                  (c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

                  (d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

                  (e) Termination of Employment, Disability or Death.

                           (i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than "disability", death, or "termination for cause", any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days of the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Unless otherwise specified by the Committee, any portion of the Grantee's Option that is not otherwise exercisable as of the date on which the Grantee ceases to be employed by or provide service to the Company shall terminate as of such date.

                           (ii) In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a "termination for cause" by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company.

                           (iii) In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is "disabled", any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

                           (iv) If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed, or provide service, on account of a termination of employment or service specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

                           (v)      For purposes of this Section 5(e):

                                    (1)      The term "Company" shall mean the
                                             Company and its parent and
                                             subsidiary corporations. With
                                             request to personnel employed by
                                             medical practices that have entered
                                             into, and remain subject to,
                                             management agreements with the
                                             Company or any subsidiary, the term
                                             "Company" shall include any such
                                             medical practice, but only so long
                                             as the practice remains subject to
                                             such management agreement.

                                    (2)      "Employed by, or providing service
                                             to, the Company" shall mean
                                             employment as an Employee or the
                                             provision of services to the
                                             Company as a Key Advisor or member
                                             of the Board (so that, for purposes
                                             of exercising Options, a Grantee
                                             shall not be considered to have
                                             terminated employment or ceased to
                                             provide services until the Grantee
                                             ceases to be an Employee, Key
                                             Advisor and member of the Board).

                                    (3)      "Disability" shall mean a Grantee's
                                             becoming disabled within the
                                             meaning of section 22(e)(3) of the
                                             Code.

                                    (4)      "Termination for cause" shall mean
                                             a finding by the Committee that the
                                             Grantee has breached his or her
                                             employment or service contract with
                                             the Company, or has been engaged in
                                             disloyalty to the Company,
                                             including, without limitation,
                                             fraud, embezzlement, theft,
                                             commission of a felony or proven
                                             dishonesty in the course of his or
                                             her employment or service, or has
                                             disclosed trade secrets or
                                             confidential information of the
                                             Company to persons not entitled to
                                             receive such information. In the
                                             event a Grantee's employment or
                                             service is terminated for cause, in
                                             addition to the immediate
                                             termination of all Options, the
                                             Grantee shall automatically forfeit
                                             all shares underlying any exercised
                                             portion of an Option for which the
                                             Company has
                                             not yet delivered the share
                                             certificates, upon refund by the
                                             Company of the Exercise Price paid
                                             by the Grantee for such shares.

                  (f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option (i) in cash or by check or wire transfer in immediately available funds, (ii) by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 6) at the time of exercise. Shares of Company Stock shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any required withholding is made.

                  (g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code). If and to the extent that an Option designated as an Incentive Stock Option fails so to qualify under the Code, the Option shall remain outstanding according to its terms as a Nonqualified Stock Option.

         6.       Withholding of Taxes

                  (a) Required Withholding. All Options under the Plan shall be granted subject to any applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from wages paid to the Grantee any federal, state or local taxes required by law to be withheld with respect to Options, or the Company may require the Grantee or other person receiving shares upon exercise of an Option to pay to the Company the amount of any such taxes that the Company is required to withhold.

                  (b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to an Option by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

         7.       Transferability of Options

                  (a) Except as provided below, only the Grantee or his or her authorized representative may exercise rights under an Option. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Nonqualified Options, if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

                  (b) Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members or other persons or entities according to such terms as the Committee may determine.

         8.       Change of Control of the Company

                  As used herein, a "Change of Control" shall be deemed to have occurred if:

                  (a) After the effective date of the Plan, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of the then outstanding securities of the Company, except where the acquisition is approved by the Board;

                  (b) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to a majority of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company;

                  (c) Any person has commenced a tender offer or exchange offer for 35% or more of the voting power of the then outstanding shares of the Company; or

                  (d) After this Plan is approved by the shareholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

         9.       Consequences of a Change of Control

                  (a) Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Options written notice of such Change of Control and (ii) all outstanding Options shall automatically accelerate and become fully exercisable.

                  (b) In addition, upon a Change of Control described in Section 8(b)(i) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation. Any replacement options shall entitle the Grantee to receive the same amount and type of securities as the Grantee would have received as a result of the Change of Control had the Grantee exercised the Options immediately prior to the Change of Control.

                  (c) Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's outstanding Options exceeds the Exercise Price of the Options.

                  (d) Notwithstanding the foregoing, the Committee making the determinations under this Section 9 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of Subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

                  (e) Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the

Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

         10.      Amendment and Termination of the Plan

                  (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that if the Company Stock becomes publicly traded, the Board shall not amend the Plan without shareholder approval if such approval is required by Section 162(m) of the Code and if Section 162(m) is applicable to the Plan.

                  (b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

                  (c) Termination and Amendment of Outstanding Options. A termination or amendment of the Plan that occurs after an Option is granted shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 17(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Option. Whether or not the Plan has terminated, an outstanding Option may be terminated or modified under Sections 9 and 17(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

                  (d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

         11.      Funding of the Plan

                  This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Options under this Plan. In no event shall interest be paid or accrued on any Options.

         12.      Rights of Participants

                  Nothing in this Plan shall entitle any Employee, Key Advisor or other person to any claim or right to be granted an Option under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

         13.      No Fractional Shares

                  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Option. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.


         14.      Requirements for Issuance of Shares

                  No Company Stock shall be issued or transferred in connection with any Option hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Option granted to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and interpretations, including any requirement that a legend or legends be placed thereon.

         15.      Headings

                  Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

         16.      Effective Date of the Plan.

                  Subject to the approval of the Company's shareholders, this Plan shall be effective on October 15, 1996.

         17.      Miscellaneous

                  (a) Options in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to grant Options under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may grant Options to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The Committee shall prescribe the provisions of the substitute Options.

                  (b) Compliance with Law. The Plan, the grant and exercise of Options, and the obligations of the Company to issue or transfer shares of Company Stock under Options shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

                  (c) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by an Option until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

                  (d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware.

         18.      Non-Officer Grant Committee

                  The Board of Directors may establish a Non-Officer Grant Committee which, notwithstanding anything in this Plan to the contrary, shall have the power, solely with respect to employees of the Company that are not officers of the Company, to grant options, subject to the following terms and limitations:

                  (a) The Non-Officer Grant Committee may grant options only in connection with the hiring of new employees or in connection with the promotion of employees to non-officer positions.

                  (b) The maximum number of shares of Company Stock underlying option grants made to any individual employee by the Non-Officer Grant Committee may not exceed 25,000 in any calendar year.

                  (c) The Non-Officer Grant Committee shall grant Incentive Stock Options to the extent permissible under the Code; otherwise, such options shall be Non-Qualified Stock Options.

                  (d) The Non-Officer Grant Committee may set such vesting terms with respect to the options as it deems appropriate; provided, however, that no more than one-third of the shares of Company Stock underlying an option (subject to adjustment to avoid fractional shares) may vest in any calendar year, and no options may vest until the first anniversary of the date of grant.

                  (e) The Exercise Price per share of any options granted by the Non-Officer Grant Committee shall be at least equal to the Fair Market Value of a share of Company Stock on the date of grant.

                  (f) The Non-Officer Grant Committee may provide for an option term shorter than ten years.

                  (g) In all other respects, the options granted by the Non-Officer Grant Committee shall be governed by the terms of the Grant Instruments relating to Incentive Stock Options or Non-Qualified Stock Options, as appropriate and in the form then authorized by the Committee.

                  (h) The Non-Officer Grant Committee powers shall be as enumerated in this section; the Non-Officer Grant Committee shall not otherwise perform the functions of the Committee under this Plan.

                  (i) The Committee may also grant options to non-officer employees in accordance with the provisions of the Plan.

                  (j) The maximum number of shares underlying options that may be granted by the Non-Officer Grant Committee in any calendar quarter shall not exceed 100,000.






Amended :  June 5, 1997
           July 25, 1997
           September 12, 1997
           June 5, 1998
           March 27, 2000
           April 25, 2000
           June 20, 2000
           [June 29, 2001]

(front)
PROXY                                                                      PROXY

                               HEALTH GRADES, INC.

                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 29, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Kerry R. Hicks and Peter J. Stahl, III, or either of them, proxy, with full power of substitution, to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote if personally present at the 2001 Annual Meeting of Stockholders of Health Grades, Inc. or any adjournment or postponement thereof, subject to the directions indicated on the reverse.

         IF INSTRUCTIONS ARE GIVEN IN THE SPACES ON THE REVERSE SIDE HEREOF, THE SHARES WILL BE VOTED IN ACCORDANCE THEREWITH; IF INSTRUCTIONS ARE NOT GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND IN FAVOR OF PROPOSAL 2 SET FORTH ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                  (Continued and to be signed on reverse side)



(reverse)

A. [X]  Please mark your votes as in this example
    FOR all nominees      WITHHOLD                                          1. PROPOSAL TO         FOR   AGAINST  ABSTAIN
     listed at right     AUTHORITY                                          AMEND THE HEALTH       [ ]     [ ]      [ ]
    (except as marked  to vote for all                                      GRADES, INC. 1996
     to the contrary)  nominees listed                                      EQUITY
                          at right.                                         COMPENSATION PLAN

                                           NOMINEES:
1. Election   [ ]        [ ]               Kerry R. Hicks
   of                                      Peter H. Cheesbrough             2. In their discretion, the Proxies are
   Directors                               Leslie S. Matthews, M.D.            authorized to vote upon such other business
                                           Mats Wahlstrom                      as may properly come before the meeting.
                                           Marc S. Sandroff
                                           Alan M. Kittner
(INSTRUCTION:  TO WITHHOLD AUTHORITY       John J. Quattrone               THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT
TO VOTE FOR ANY INDIVIDUAL AUTHORITY                                       OF THE NOTICE OF ANNUAL MEETING, PROXY
STRIKE A LINE THROUGH THAT NOMINEE'S                                       STATEMENT AND ANNUAL REPORT OF HEALTH
NAME IN THE LIST AT RIGHT.)                                                GRADES, INC.


Signature: ______________________________(Seal)      Signature if held jointly: __________________________ Date: ___________, 2001

Note:    Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.